Exhibit 10.3
PUBLIC STORAGE
2021 EQUITY AND PERFORMANCE-BASED INCENTIVE COMPENSATION PLAN
PERFORMANCE-BASED STOCK UNIT AGREEMENT
THIS PERFORMANCE-BASED STOCK UNIT AGREEMENT (the “Agreement”) is made as of [Grant#Date] (the “Grant Date”), by and between Public Storage (the “Company”) and [Participant#Name] (the “Participant”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Company’s 2021 Equity and Performance-Based Incentive Compensation Plan (as amended and/or restated from time to time, the “Plan”).
WHEREAS, the Board of Trustees of the Company has duly adopted, and the shareholders of the Company have duly approved, the Plan, which provides for the grant to Service Providers of Stock Units relating to the Company’s common shares of beneficial interest, par value $0.10 per share (the “Stock”), which may be granted from time to time as the Committee so determines.
WHEREAS, the Company has determined that it is desirable and in its best interests to grant to the Participant, pursuant to the Plan, performance-based Stock Units (“PSUs”) relating to a certain number of shares of Stock as compensation for services rendered to the Company, and/or in order to provide the Participant with an incentive to advance the interests of the Company, all according to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual benefits hereinafter provided, and each intending to be legally bound, the Company and the Participant hereby agree as follows:
1.GRANT OF STOCK UNITS.
1.1.Units Granted.
Subject and pursuant to the terms of the Plan (which are incorporated by reference herein), the Company hereby grants to the Participant [No#of#PSUs#Granted] PSUs (the “Target Award”), on the terms and subject to the conditions set forth in this Agreement. The number of PSUs that the Participant may earn hereunder ranges from [zero] to [200%] of the Target Award, and shall be determined based on the level of achievement of the performance metrics set forth on Exhibit A attached hereto (the “Performance Metrics”) over the period commencing on [January 1, 2022] and ending on [December 31, 2024] (the “Performance Period”), as determined by the Committee in its sole discretion.
1.2.Separate Grants.
For purposes of vesting and the right to defer provided for in this Agreement, the portion of the Earned PSUs (as defined below), if any, that vest on each separate Vesting Date (as defined below) pursuant to Section 2 shall be treated as a separate grant (a “Separate Grant”), and the Participant may make a separate deferral election with respect to each Separate Grant.
2.VESTING OF STOCK UNITS.
2.1.Generally.
As promptly as practicable (and in no event more than two and one-half (2-1/2) months) following the last day of the Performance Period, the Committee shall determine (i) whether and to what extent the Performance Metrics have been achieved (the date of such determination, the

“Determination Date”) and (ii) the number of PSUs that shall be deemed earned, if any, based on the achievement of the Performance Metrics (the “Earned PSUs”). Any PSUs that do not become Earned PSUs, as determined by the Committee in its sole discretion, shall be automatically forfeited by the Participant on the Determination Date. Subject to the Participant’s continued Service from the Grant Date through each applicable vesting date (each, a “Vesting Date”), the Earned PSUs, if any, shall vest as follows: [(x) sixty percent (60%) of the Earned PSUs shall vest on the Determination Date; (y) twenty percent (20%) of the Earned PSUs shall vest on the first anniversary of the Determination Date; and (z) twenty percent (20%) of the Earned PSUs shall vest on the second anniversary of the Determination Date]. Any resulting fractional PSUs shall be rounded to the nearest whole unit and shall be rounded up or down as necessary as of the last Vesting Date; provided, in all cases, the Participant cannot vest in more than the number of Earned PSUs. Except as provided in Section 2.2, no PSUs shall vest after the Participant’s Service has terminated for any reason.
2.2.Special Vesting Provisions.
Notwithstanding anything to the contrary in Section 2.1:
2.2.1.Death, Disability or Leave of Absence. If, prior to the last day of the Performance Period, the Participant’s Service terminates due to death or Disability, then 100% of the Target Award shall be deemed to be Earned PSUs and shall vest on the date that the Participant’s Service terminates. If, on or following the last day of the Performance Period, the Participant’s Service terminates due to death or Disability, then all Earned PSUs, if any, that have not previously vested shall immediately become vested as of the date of the Participant’s termination of Service; provided, however, that if any such termination occurs on or following the last day of the Performance Period but prior to the Determination Date, then the PSUs shall remain outstanding until the Determination Date and any PSUs that become Earned PSUs on the Determination Date shall become fully vested as of the Determination Date. For the avoidance of doubt, any PSUs that do not become Earned PSUs based on the achievement of the Performance Metrics shall be automatically forfeited by the Participant on the Determination Date. For purposes of this Agreement, the Committee, in its sole discretion, may require that determination of the existence of a Disability be made by the Company’s insurance carrier or by an independent physician retained by the Company.
In the event the Participant takes one or more leaves of absence (or similar suspension of service while remaining an employee) during the Performance Period for an aggregate period of [275] or more days of the Performance Period, then the Participant shall not be eligible to earn PSUs pursuant to this Agreement on the Determination Date. In the event the Participant takes one or more leaves of absence (or similar suspension of service while remaining an employee) during the Performance Period for an aggregate period of less than [275] days of the Performance Period, then the Committee, in its sole discretion, may reduce on a pro rata basis the amount of Earned PSUs that would otherwise be earned pursuant to the Award based on its assessment of the Participant’s contributions during the Performance Period. For the avoidance of doubt, ordinary vacation and sick leave permitted under the Company's policies are not considered suspensions of service. This paragraph shall not apply in the case of Death, Disability, or Retirement.
2.2.2.Retirement. If, prior to the completion of the first year of the Performance Period, the Participant’s Service terminates by reason of the Participant’s Retirement, the PSUs shall be forfeited. If, on or following the completion of the first year of the Performance Period, the Participant’s Service terminates during the Performance Period by reason of the Participant’s Retirement, then the Participant shall remain eligible to vest in the PSUs based on the actual achievement of the Performance Metrics, as determined by the Committee in its sole discretion following the end of the Performance Period. Any PSUs that become Earned PSUs based on the actual achievement of the Performance Metrics shall become vested as of the Determination Date on a pro rata basis determined by multiplying the number of Earned PSUs by a fraction, the numerator of which is the number of days of Service performed by the Participant during the Performance Period and the denominator of which is the number of days in the Performance Period. Any resulting fractional PSUs shall be rounded to the nearest whole unit. If the Participant’s Service terminates on or following the last day of the Performance Period by reason of the Participant’s Retirement, all Earned PSUs, if any, that have not previously vested shall immediately become vested as of the Participant’s Retirement Date (or upon the Revocation Expiration Time, if applicable); provided, however, that if any such termination occurs on or following the last day of the Performance Period but prior to the Determination Date, the PSUs shall remain outstanding until the Determination Date and any PSUs that become Earned PSUs on the Determination Date shall become fully vested as of the Determination Date (or upon the Revocation Expiration Time, if applicable and later). For the avoidance of doubt, any PSUs that do not become Earned PSUs based on the achievement of the Performance Metrics shall be automatically forfeited by the Participant on the Determination Date. For purposes of this Agreement, “Retirement” means the Participant’s termination of Service other than due to death, Disability, or Cause if:
(a)    by the Retirement Date the Participant is at least 55 years old and has provided at least 10 years of Service as defined in the Plan and applied by the Company’s HR department (generally including service with the Company, PS Business Parks, Inc., and their Affiliates);
(b)    by the Retirement Date the sum of the Participant’s age and total years of Service equals at least 80;
(c)    the Participant provided the Company written notice of the Participant’s intention to retire at least 12 months prior to the Retirement Date;
(d)    on or within 45 days following the Retirement Date (or within such shorter period following the Retirement Date as set forth in the separation agreement), the Participant has entered into a separation agreement, in a form acceptable to the Company, which includes a full release of claims and certain restrictive covenants as of the date of Retirement, and if the execution of such separation agreement is subject to a revocation period by applicable law, the separation agreement has not been revoked and the applicable revocation period, which may not exceed 10 days, has expired (the “Revocation Expiration Time”); and
(e)    subject to the Participant’s continued Service through both the Certification Date and the Retirement Date, the Equity Awards Committee has taken separate action to establish a date of termination of Service for the Participant (the “Retirement Date”) and to approve such accelerated vesting for the Participant (the date of such action by that committee, the “Certification Date”); provided, however, that (i) the Participant shall have no right to such accelerated vesting if that committee does not take action to approve such accelerated vesting for such Participant or revokes its approval before the Retirement Date; and (ii) if the Participant’s Service is terminated for any reason other than death or Disability prior to such Retirement Date, any PSUs held by the Participant that have not vested shall terminate immediately, and the Participant shall forfeit any rights with respect to such unvested PSUs as of such termination of Service.
2.1.Restrictions on Transfer.
The Participant may not sell, transfer, assign, pledge, or otherwise encumber or dispose of the PSUs.

3.TERMINATION OF SERVICE.
Upon the termination of the Participant’s Service for any reason, other than by reason of death, Disability, or Retirement (pursuant to Section 2.2.2), any PSUs held by the Participant that have not vested shall terminate immediately, and the Participant shall forfeit any rights with respect to such unvested PSUs as of such termination of Service. Any Earned PSUs that have vested and for which a deferral election has been made will continue to be outstanding in accordance with the terms of this Agreement.
4.DELIVERY OF SHARES.
4.1.Delivery Dates.
If a Participant does not defer payment of a Separate Grant pursuant to Section 5, delivery of the shares of Stock represented by the Participant’s vested Separate Grant shall be made as soon as administratively practicable following the date on which such Separate Grant vests; provided, however, that such delivery shall occur no later than March 15th of the calendar year following the calendar year in which such Separate Grant vested.
4.2.Issuance.
On or as promptly as is practicable after the respective delivery date(s), the Company will issue the shares of Stock registered in the name of the Participant, the Participant’s authorized assignee, or the Participant’s legal representative, as applicable. The Company may reasonably postpone the issuance of the shares of Stock until it receives satisfactory proof that the issuance of such shares of Stock will not violate any of the provisions of the Securities Act or the Exchange Act, any rules or regulations of the Securities and Exchange Commission promulgated thereunder, or the requirements of applicable state or foreign law relating to authorization, issuance, or sale of securities, or until there has been compliance with the provisions of such acts or rules; provided that the delivery shall be made at the earliest date at which the Company reasonably anticipates that it will not cause such violation. The Company may also reasonably postpone the issuance of the shares of Stock in the event of the Participant’s death until it receives such evidence as the Committee deems necessary to establish the validity of the issuance to the Participant’s estate. Notwithstanding the provisions of this Section 4.2, the Company will not act in a manner as to cause the delivery of the shares of Stock to fail to be exempt from Section 409A of the Code and the related Treasury Regulations (“Section 409A”) or to comply with the requirements of Section 409A, as applicable. Upon the issuance of the shares, Participant’s payment of the aggregate par value of the shares delivered to Participant will be deemed paid by Participant’s past Services to the Company or its Affiliates.
5.Right to Defer Payment.
The Participant may elect to defer the payment of the shares of Stock that would otherwise be paid upon the vesting of PSUs granted hereunder on the following terms and conditions:
5.1.Election Form.
An election to defer shall be made on a form provided to the Participant by the Company.
5.2.Election Requirements.
5.2.1.If (x) there is less than six months remaining in the Performance Period or (y) the Performance Metrics are substantially certain to be achieved as of the date of the Participant’s deferral election, as determined by the Company in its sole discretion, then the Participant may elect to defer the payment of the shares of Stock with respect to each Separate Grant of PSUs on the following conditions:
(a)The election to defer is made not less than 12 months prior to the vesting date of the Separate Grant to which it relates;
(b)The deferral is for a period of not less than five (5) years from the original vesting date of such Separate Grant; and
(c)Such election does not go into effect for at least 12 months from the date of the election.
5.2.2.If (x) there is at least six months remaining in the Performance Period and (y) the Performance Metrics are not substantially certain to be achieved as of the date of the Participant’s deferral election, as determined by the Company in its sole discretion, then the Participant may elect to defer the payment of the shares of Stock with respect to each Separate Grant of PSUs that has not vested.
To the extent the conditions set forth in Section 5.2.1 or Section 5.2.2, as applicable, are satisfied, the issuance of the shares of Stock relating to vested Earned PSUs for a Separate Grant shall be made at the time and in accordance with the Participant’s deferral election.
5.3.Specified Employee and Separation from Service.
If the Participant is a “specified employee” (as defined in Section 409A and using the identification methodology selected by the Company from time to time) and the Participant’s deferral election calls for the payment to be made on a “separation from service” (as defined in Section 409A), payment to the Participant may not be made before the date that is six months after the date of the Participant’s separation from service from the Company or its Affiliates (or, if earlier, the date of the Participant’s death).
5.4.Acceleration.
The issuance of the shares of Stock for deferred Separate Grants shall be accelerated upon the Participant’s death and upon the Participant’s “disability” or a “change in control” of the Company (as such terms are defined in Section 409A) and may be accelerated by the Participant in the event of an “unforeseeable emergency” (as defined in Section 409A) experienced by the Participant to the extent payment of the shares of Stock is needed to satisfy the emergency.
6.DIVIDEND AND VOTING RIGHTS; DIVIDEND EQUIVALENTS.
The Participant shall have none of the rights of a shareholder (including, without limitation, the right to vote or receive dividends declared or paid on the Stock) with respect to the PSUs unless and until the PSUs vest and a certificate for the shares of Stock relating to such vested PSUs has been issued or an appropriate book entry has been made. Notwithstanding the foregoing, within 60 days following the Determination Date, the Company shall pay to the Participant an amount in cash equal to the number of Earned PSUs, if any, multiplied by the aggregate amount of the cash dividends per share of Stock declared during the period commencing on the first day of the Performance Period and ending on the Determination Date (such period, the “Dividend Equivalents Period”), as if the Participant had held a number of shares of Stock equal to the number of Earned PSUs as of each dividend record date during the Dividend Equivalents Period; provided, however, that if the Participant’s Service terminates during the Performance Period due to death or Disability, then the references to the

Determination Date in this sentence shall mean the date of the Participant’s termination of Service. In addition, following the Determination Date, the Company shall pay to the Participant, in respect of each Earned PSU held by the Participant, if any, whether or not vested (including deferred Earned PSUs, if any), an amount in cash equal to the per share amount of any cash dividends declared on the shares of Stock. The Company shall pay any such amount(s) to the Participant at the same time that the dividend is paid to holders of shares of Stock. The Participant shall be entitled to receive such dividend equivalent payments for so long as his or her Earned PSUs remain outstanding.
7.WITHHOLDING OF TAXES.
If any event related to the PSUs (e.g., a vesting event) results in a Company or Affiliate having an obligation to pay withholding taxes of any kind, including federal, state, or local taxes, then unless the Participant has paid to the Company or its Affiliates the requisite amount necessary to satisfy such withholding obligation, as reasonably determined by the Company, including through the delivery of shares of Stock already owned by the Participant, or has made arrangements acceptable to the Company or its Affiliates for the payment of such amount (e.g., through a sell to cover arrangement with a broker) within two business days of the event, the Company shall satisfy such obligations by withholding shares of Stock otherwise deliverable. To the extent the obligation is not or cannot be fully satisfied in this manner, the Company and any Affiliates shall have the right to deduct the requisite amount from payments of any kind otherwise due to the Participant. The Participant acknowledges that upon the vesting of any Earned PSUs for which a deferral election has been made pursuant to Section 5, the Participant will be obligated to pay at that time applicable FICA and Medicare taxes in respect of the vested Earned PSUs, even though federal, state and local income taxes may be postponed until the deferral period ends, and that this Section 7 shall apply in such case. The shares of Stock so delivered or withheld shall have a Fair Market Value not exceeding the minimum amount of tax required to be withheld by applicable law; provided, however, that as long as Accounting Standards Update 2016-09 or a similar rule is otherwise in effect, the Committee has full discretion to choose, or to allow the Participant to elect, to withhold a number of shares of Stock having a Fair Market Value that is greater than the applicable minimum statutory amount (but such withholding may in no event be in excess of the maximum statutory withholding amount(s) in the Participant’s relevant tax jurisdictions). The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company as of the date that the amount of tax to be withheld is to be determined. A Participant who has made an election to deliver Stock to satisfy his or her withholding obligation may only do so with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.
8.DISCLAIMER OF RIGHTS.
No provision of this Agreement shall be construed to confer upon the Participant the right to continue in Service, or to interfere in any way with the right and authority of the Company or any Affiliate either to increase or decrease the compensation of the Participant at any time, or to terminate the Participant’s Service.
9.DATA PRIVACY.
To administer the Plan, the Company and its Affiliates may process personal data about the Participant. Such data includes, but is not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about the Participant such as home address and business addresses and other contact information, and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan. By accepting this grant, the Participant hereby gives express consent to the Company and its Affiliates to process any such personal data. The Participant also gives express consent to the Company to transfer any such personal data outside the country in which Participant works, including, with respect to non-U.S. resident participants, to the United States, to transferees who will include the Company and other persons who are designated by the Company to administer the Plan.
10.CONSENT TO ELECTRONIC DELIVERY OF MATERIALS.
The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant, the Participant agrees that the Company may deliver the Plan’s prospectus and any annual reports to the Participant in an electronic format. If at any time the Participant would prefer to receive paper copies of these documents, as the Participant is entitled to, the Company would be pleased to provide copies. The Participant may contact the Company’s Legal Department to request paper copies of these documents.
11.INTERPRETATION OF THE AGREEMENT.
All decisions and interpretations made by the Committee with regard to any question arising under the Plan or this Agreement shall be binding and conclusive on the Company and the Participant and any other person. In the event that there is any inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern.
12.SECTION 409A.
The grant of PSUs under this Agreement is intended to comply with Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Section 409A. The Company, however, will have no liability to the Participant if Section 409A is determined to apply and adversely affects the Participant. With respect to payments under this Agreement, for purposes of Section 409A, each payment (if there is more than one payment) will be considered one of a series of separate payments. If at the time of the Participant’s separation from service, (a) the Participant is a “specified employee” (as defined in Section 409A and using the identification methodology selected by the Company from time to time), and (b) the Company makes a good faith determination that an amount payable on account of such separation from service to the Participant constitutes “deferred compensation” (within the meaning of Section 409A), payment to the specified employee may not be made before the date that is six months after the date of the Participant’s separation from service from the Company or its Affiliates (or, if earlier, the date of the Participant’s death).
With respect to any amount payable under this Agreement to the Participant that constitutes “deferred compensation” (within the meaning of Section 409A), payment under this Agreement may not be accelerated upon a Change in Control under the Plan, unless such Change in Control is also a “change in control” (as defined in Section 409A) or unless otherwise permitted by Section 409A. Upon a Change in Control under the Plan that is not a “change in control” (as defined in Section 409A), such payment shall be made on the next payment date permitted by Section 409A.
13.GOVERNING LAW.
This Agreement shall be governed by the laws of the State of Maryland, except that if Participant’s principal place of employment is in California, then this Agreement will be governed by the laws of the State of California, in either case without giving effect to any choice or conflict of law provision or rule.

14.BINDING EFFECT.
Subject to all restrictions provided for in this Agreement and by applicable law, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, transferees, and assigns.
15.CLAWBACK.
The PSUs shall be subject to mandatory repayment by the Participant to the Company to the extent the Participant is, or in the future becomes, subject to (a) the Company’s Incentive Compensation Recoupment Policy or similar successor policy, or (b) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws.
16.ENTIRE AGREEMENT.
This Agreement, the deferral elections made under Section 5 (if any), and the Plan constitute the entire agreement regarding this grant and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any term hereof may be amended, waived, discharged, or terminated except by a written instrument signed by the Company and the Participant; provided, however, that the Company unilaterally may amend, waive, discharge, or terminate any provision hereof to the extent that such amendment, waiver, discharge, or termination does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.
* * * * *

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, or caused this Agreement to be duly executed on their behalf, as of the Grant Date.

PARTICIPANT:	PUBLIC STORAGE
By:
[Participant#Name]	Name:	[Officer#Name]
	Title:	[Officer#Title]

ADDRESS FOR NOTICE TO PARTICIPANT: [No#Street#Participant#Address] [City#State#Zip#Participant#Address]

Signature Page to Performance-Based Stock Unit Agreement

[Participant#Name]/[Employee#ID#No]
[Grant#Date]/[Grant#Code]
Performance Vesting

EXHIBIT A
Performance Metrics
Performance Metrics. The PSUs that may be earned under this Agreement shall be based on the Company’s achievement of the following performance metrics: (i) [60%] of the award may be earned based on the Company’s relative TSR (as defined below) as compared against the weighted average TSR of the [Self-Storage Peer Group] (as defined below) over the Performance Period (the [“Self-Storage Peer TSR Component”]); and (ii) [40%] of the award may be earned based on the Company’s relative TSR as compared against the weighted average TSR of the [S&P 500 Peer Group] (as defined below) over the Performance Period (the [“S&P 500 Peer TSR Component”]).
1.[Self-Storage Peer TSR Component]. The [Self-Storage Peer TSR Component], weighted at [60%], may be earned as set forth in the table below:

[3 Year Performance Period]
[60% TSR vs. Self-Storage (EXR, CUBE, LIFE, NSA) Weighted Average]	Percentage of Target Award
[<80%]	[0%]
[80% to <90%]	[25%]
[90% to <100%]	[75%]
[100% to <106%]	[100%]
[106% to <116%]	[125%]
[116% to 125%]	[150%]
[>125%]	[200%]

2.[S&P 500 Peer TSR Component]. The [S&P 500 Peer TSR Component], weighted at [40%], may be earned as set forth in the table below:

[3 Year Performance Period]
[40% TSR vs. S&P 500 REITs Weighted Average]	Percentage of Target Award
[<80%]	[0%]
[80% to <90%]	[25%]
[90% to <100%]	[75%]
[100% to <106%]	[100%]
[106% to <116%]	[125%]
[116% to 125%]	[150%]
[>125%]	[200%]

The number of PSUs that become earned hereunder, if any, shall be equal to the sum of (i) the number of PSUs that become earned pursuant to the [Self-Storage Peer TSR Component], if any, and (ii) the number of PSUs that become earned pursuant to the [S&P 500 Peer TSR Component], if any, rounded down to the nearest whole PSU. All determinations with respect to the number of PSUs that become earned hereunder, if any, shall be made by the Committee in its sole discretion.
The Committee may adjust the TSR computations as it deems equitable and necessary, including (i) to account for significant acquisitions, dispositions, or other extraordinary or one-time events that impact the applicable TSRs, and (ii) as necessary to ensure that TSRs are computed on a consistent and equitable basis. The Committee does not expect to exercise this discretion except in unusual circumstances.
Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below.
•“TSR” means the cumulative total growth rate, expressed as a percentage and rounded to the nearest one decimal point, in the value of a share of the applicable company’s common stock from the closing price on the business day immediately preceding the first day of the Performance Period to the closing price on the last day of the Performance Period due to stock appreciation and dividends, assuming dividends are reinvested in common stock over the Performance Period. The weighted average TSR of a group of companies shall be based on their respective market capitalizations as of the business day immediately preceding the first day of the Performance Period.
•[“Self-Storage Peer Group” means Extra Space Storage Inc., Cubesmart, Life Storage, Inc. and National Storage Affiliates Trust. In the event one or more of these companies ceases to be traded on a national securities exchange or undergoes an extraordinary change in its operations, the Committee may adjust the composition of the Self-Storage Peer Group to the extent it determines it is equitable to do so.]
•[“S&P 500 Peer Group” means any REIT that is included in the S&P 500 for the entirety of the Performance Period.]
A-2